NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

February 6, 2025	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary
MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2025 FIRST QUARTER

Fiscal 2025 First Quarter Financial Highlights:
•Company maintains outlook for fiscal 2025 (subject to the completion of the SGK Brand Solutions (SGK) transaction)
•Positive arbitration ruling affirms Company's right to sell its DBE solutions
•Cost reduction program on track
•Regulatory filings for SGK transaction initiated; continue to expect transaction to be completed by mid-2025 with proceeds applied substantially to debt reduction
•Webcast: Friday, February 7, 2025, 9:00 a.m., (201) 689-8471

PITTSBURGH, PA, February 6, 2025 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its first quarter of fiscal 2025.

In discussing the results for the Company’s fiscal 2025 first quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our results for the fiscal 2025 first quarter were generally in line with our expectations and, as a result, we are maintaining our outlook for the full fiscal year. The Memorialization and SGK Brand Solutions segments continued their solid performance in the quarter. Further, as we also anticipated, results for the Industrial Technologies segment were challenged by the impact of the Tesla litigation, and we look forward to improving in this business.

“As we announced this morning, yesterday's ruling in our case against Tesla affirmed our ownership rights to our groundbreaking Dry Battery Electrode technology. Pursuant to the arbitrator's ruling and consistent with our contractual rights, we intend to immediately begin marketing, selling, and delivering our DBE solutions to other customers and unlock their value for shareholders.

“With respect to the recently announced SGK transaction, we initiated the required regulatory filing process, and remain on track to complete the transaction by mid-2025. Consideration to Matthews upon closing will be $350 million upfront plus a 40% interest in the new entity. The upfront consideration includes cash of $250 million that will be immediately applied, net of a minor amount of taxes, to debt reduction. We currently estimate that the combined entity will generate synergies exceeding $50 million, which will greatly enhance the value of our 40% interest in the new entity.

“Furthermore, the Board’s comprehensive evaluation of strategic alternatives for our entire portfolio remains ongoing.

Matthews International Reports Results for Fiscal 2025 First Quarter

February 6, 2025
“As we announced in November 2024, we have significant cost reduction actions which are now underway and progressing well. Although the upfront costs incurred in connection with these actions have unfavorably affected our current GAAP results, we remain on track to achieve cost reductions of at least $50 million. Additionally, following the transition of SGK, we expect reductions in Matthews’ corporate costs as the organizational structure becomes more simplified.

“Adjusted EBITDA for the Memorialization segment was relatively unchanged compared to the first quarter last year. The segment reported lower sales compared to last year primarily reflecting the impact of lower U.S. deaths and the prior year included sales in connection with a reduction in backlog of granite memorials. However, the impact of these declines on adjusted EBITDA for the current quarter was mitigated by the benefits from ongoing productivity and cost reduction initiatives and improved price realization.

“The SGK Brand Solutions segment reported a modest increase in sales for the current quarter compared to last year. The U.S. brand market continued to demonstrate improving conditions and sales in the Asia-Pacific region increased. In addition, private label and European cylinder sales increased compared to a year ago, while the European brand markets remained soft.

“Sales for the Industrial Technologies segment for the current quarter declined from the first quarter last year. As anticipated, the engineering business reported significantly lower sales, primarily reflecting a slowdown in Tesla project work and the impact of the litigation on work with other customers.

“Litigation costs related to the Tesla matter have also unfavorably impacted our GAAP results. In addition, health care costs were approximately $1.6 million higher for the current quarter compared to a year ago. Beginning January 1, 2025, we have transitioned to a premium based program which is expected to lower and improve the predictability of these costs.

“Outstanding debt increased $32.7 million during the fiscal 2025 first quarter which was also within our expectations. Our fiscal first quarter generally reflects net cash outflows primarily resulting from payments related to our fiscal year-end and is seasonally slower for earnings. Additionally, for the current fiscal year, we had outflows related to the litigation and in connection with the upfront costs (e.g. severance) related to our cost reduction programs.

“In November 2024, we projected adjusted EBITDA in the range of $205 million to $215 million for fiscal 2025, which contemplated SGK in our consolidated results for the full fiscal year. On the same basis, we are still projecting fiscal 2025 in this range.”

First Quarter Fiscal 2025 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q1 FY2025	Q1 FY2024	Change	% Change
Sales	$401.8	$450.0	$(48.2)	(10.7)%
Net loss attributable to Matthews	$(3.5)	$(2.3)	$(1.2)	50.8%
Diluted loss per share	$(0.11)	$(0.07)	$(0.04)	57.1%
Non-GAAP adjusted net income	$4.3	$11.3	$(7.0)	(61.8)%
Non-GAAP adjusted EPS	$0.14	$0.37	$(0.23)	(62.2)%
Adjusted EBITDA	$40.0	$45.5	$(5.5)	(12.0)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.

Matthews International Reports Results for Fiscal 2025 First Quarter

February 6, 2025
Consolidated sales for the quarter ended December 31, 2024 were $401.8 million, compared to $450.0 million for the same quarter a year ago. Net loss attributable to the Company for the quarter ended December 31, 2024 was $3.5 million, or $0.11 per share, compared to $2.3 million, or $0.07 per share in the prior year. On a non-GAAP adjusted basis, earnings for the fiscal 2025 first quarter were $0.14 per share, compared to $0.37 per share a year ago. The decrease was primarily attributable to lower consolidated adjusted EBITDA and higher interest expense for the current quarter compared to a year ago. Adjusted EBITDA for the fiscal 2025 first quarter was $40.0 million, compared to $45.5 million a year ago, primarily reflecting lower adjusted EBITDA in the Industrial Technologies segment and higher healthcare costs, partially offset by lower corporate and non-operating costs.

Webcast

The Company will host a conference call and webcast on Friday, February 7, 2025 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted on the Investor Relations section of the Company’s website at www.matw.com.

About Matthews International Corporation

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and sales of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has over 11,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Matthews International Reports Results for Fiscal 2025 First Quarter

February 6, 2025
Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated timing and benefits of the proposed joint venture transaction, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include the possibility that the terms of the final award to be issued by the Arbitrator in the Tesla, Inc. ("Tesla") dispute may differ from the terms of the interim award issued by the Arbitrator and may be challenged, our ability to satisfy the conditions precedent to the consummation of the proposed joint venture transaction on the expected timeline or at all, our ability to achieve the anticipated benefits of the proposed joint venture transaction, uncertainties regarding future actions that may be taken by Barington in furtherance of its intention to nominate director candidates for election at the Company’s 2025 Annual Meeting, potential operational disruption caused by Barington’s actions that may make it more difficult to maintain relationships with customers, employees or partners, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company's products, including changes in costs due to adjustments to tariffs, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, divestitures and business combinations, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the Company's plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company's plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2025 First Quarter

February 6, 2025
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2024	2023	% Change
Sales	$401,842	$449,986	(10.7)%
Cost of sales	(276,150)	(317,633)	(13.1)%
Gross profit	125,692	132,353	(5.0)%
Gross margin	31.3%	29.4%

Selling and administrative expenses	(111,410)	(113,131)	(1.5)%
Amortization of intangible assets	(8,608)	(9,795)	(12.1)%
Operating profit	5,674	9,427	(39.8)%
Operating margin	1.4%	2.1%

Interest and other deductions, net	(11,504)	(12,456)	(7.6)%
Loss before income taxes	(5,830)	(3,029)	92.5%
Income taxes	2,358	726	NM
Net loss	(3,472)	(2,303)	50.8%
Non-controlling interests	—	—	—%
Net loss attributable to Matthews	$(3,472)	$(2,303)	50.8%

Loss per share -- diluted	$(0.11)	$(0.07)	57.1%

Earnings per share -- non-GAAP (1)	$0.14	$0.37	(62.2)%

Dividends declared per share	$0.25	$0.24	4.2%

Diluted Shares	31,110	30,915
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
NM: Not meaningful

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2024	2023
Sales:
Memorialization	$190,486	$208,071
Industrial Technologies	80,533	111,374
SGK Brand Solutions	130,823	130,541
	$401,842	$449,986

Adjusted EBITDA:
Memorialization	$36,612	$36,700
Industrial Technologies	1,832	9,622
SGK Brand Solutions	12,292	12,893
Corporate and Non-Operating	(10,713)	(13,733)
Total Adjusted EBITDA (1)	$40,023	$45,482

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2025 First Quarter

February 6, 2025
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	December 31, 2024	September 30, 2024
ASSETS
Cash and cash equivalents	$33,513	$40,816
Accounts receivable, net	199,303	205,984
Inventories, net	241,585	237,888
Other current assets	148,798	147,855
Total current assets	623,199	632,543
Property, plant and equipment, net	264,895	279,499
Goodwill	685,967	697,123
Other intangible assets, net	116,878	126,026
Other long-term assets	100,780	99,699
Total assets	$1,791,719	$1,834,890

LIABILITIES
Long-term debt, current maturities	$7,260	$6,853
Other current liabilities	388,321	427,922
Total current liabilities	395,581	434,775
Long-term debt	801,951	769,614
Other long-term liabilities	180,731	193,295
Total liabilities	1,378,263	1,397,684

SHAREHOLDERS' EQUITY
Total shareholders' equity	413,456	437,206
Total liabilities and shareholders' equity	$1,791,719	$1,834,890

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(3,472)	$(2,303)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	22,504	23,523
Changes in working capital items	(39,170)	(51,640)
Other operating activities	(4,871)	3,154
Net cash used in operating activities	(25,009)	(27,266)

Cash flows from investing activities:
Capital expenditures	(9,532)	(14,073)
Acquisitions, net of cash acquired	(2,218)	—
Other investing activities	13,186	(113)
Net cash provided by (used in) investing activities	1,436	(14,186)

Cash flows from financing activities:
Net payments from long-term debt	31,949	62,579
Purchases of treasury stock	(4,275)	(17,185)
Dividends	(9,237)	(9,280)
Other financing activities	—	—
Net cash provided by financing activities	18,437	36,114

Effect of exchange rate changes on cash	(2,167)	1,158

Net change in cash and cash equivalents	$(7,303)	$(4,180)

Matthews International Reports Results for Fiscal 2025 First Quarter

February 6, 2025
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, constant currency sales, constant currency adjusted EBITDA, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition and divestiture costs, ERP system integration costs, strategic initiative and other charges (which includes non-recurring charges related to certain commercial and operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Constant currency sales and constant currency adjusted EBITDA remove the impact of changes due to foreign exchange translation rates. To calculate sales and adjusted EBITDA on a constant currency basis, amounts for periods in the current fiscal year are translated into U.S. dollars using exchange rates applicable to the comparable periods of the prior fiscal year. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2025 First Quarter

February 6, 2025
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2024	2023
Net loss	$(3,472)	$(2,303)
Income tax benefit	(2,358)	(726)
Loss before income taxes	$(5,830)	$(3,029)
Net loss attributable to noncontrolling interests	—	—
Interest expense, including RPA and factoring financing fees (1)	16,854	12,751
Depreciation and amortization *	22,504	23,523
Acquisition and divestiture related items (2)**	577	1,237
Strategic initiatives and other items (3)**†	615	5,920
Highly inflationary accounting losses (primarily non-cash) (4)	191	320
Stock-based compensation	4,979	4,651
Non-service pension and postretirement expense (5)	133	109
Total Adjusted EBITDA	$40,023	$45,482
Adjusted EBITDA margin	10.0%	10.1%

(1) Includes fees for receivables sold under the RPA and factoring arrangements totaling $1,172 and $1,175 for the three months ended December 31, 2024 and 2023, respectively.
(2) Includes certain non-recurring items associated with recent acquisition and divestiture activities.
(3) Includes certain non-recurring costs associated with commercial, operational and cost-reduction initiatives, and costs associated with global ERP system integration efforts. Also includes legal costs related to an ongoing dispute with Tesla, Inc. ("Tesla"), which totaled $6,867 and $2,370 for the three months ended December 31, 2024 and 2023, respectively. Fiscal 2025 includes $8,702 of net gains on the sales of certain significant property and other assets. Fiscal 2025 also includes loss recoveries totaling $1,170 which were related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(4) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(5) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $7,202 and $6,413 for the Memorialization segment, $5,674 and $6,377 for the Industrial Technologies segment, $8,860 and $9,572 for the SGK Brand Solutions segment, and $768 and $1,161 for Corporate and Non-Operating, for the three months ended December 31, 2024 and December 31, 2023, respectively.
** Acquisition costs, ERP system integration costs, and strategic initiatives and other items were $1,303 and $60 for the Memorialization segment, $4,119 and $5,367 for the Industrial Technologies segment, $714 and $863 for the SGK Brand Solutions segment, and income of $4,944 and charges of $867 for Corporate and Non-Operating, for the three months ended December 31, 2024 and December 31, 2023, respectively.
† Strategic initiatives and other items includes charges for exit and disposal activities (including severance and other employee terminations) totaling $313 and $1,961 for the three months ended December 31, 2024 and 2023, respectively. Fiscal 2025 amounts totaling charges of $601 and income of $288 for the three months ended December 31, 2024 were presented in cost of sales and administrative expense, respectively. Fiscal 2024 amounts totaling charges of $1,902, income of $256 and charges of $315 for the three months ended December 31, 2023 were presented in cost of sales, selling expense, and administrative expense, respectively. Accrued severance and other termination benefits totaled $23,637 and $42,245 as of December 31, 2024 and September 30, 2024, respectively.

Matthews International Reports Results for Fiscal 2025 First Quarter

February 6, 2025
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2024		2023
		per share		per share
Net loss attributable to Matthews	$(3,472)	$(0.11)	$(2,303)	$(0.07)
Acquisition and divestiture costs (1)	355	0.01	899	0.03
Strategic initiatives and other charges (2)	704	0.02	5,004	0.16
Highly inflationary accounting losses (primarily non-cash) (3)	191	0.01	320	0.01
Non-service pension and postretirement expense (4)	100	—	81	—
Amortization	6,456	0.21	7,346	0.24
Adjusted net income	$4,334	$0.14	$11,347	$0.37

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 22.9% and 26.4% for the three months ended December 31, 2024 and December 31, 2023, respectively.
(1) Includes certain non-recurring costs associated with recent acquisition and divestiture activities.
(2) Includes certain non-recurring costs associated with commercial, operational and cost-reduction initiatives, and costs associated with global ERP system integration efforts. Also includes legal costs related to an ongoing dispute with Tesla, Inc. ("Tesla"), which totaled $6,867 and $2,370 for the three months ended December 31, 2024 and 2023, respectively. Fiscal 2025 includes $8,702 of net gains on the sales of certain significant property and other assets. Fiscal 2025 also includes loss recoveries totaling $1,170 which were related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(3) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(4) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

Matthews International Reports Results for Fiscal 2025 First Quarter

February 6, 2025
CONSTANT CURRENCY SALES AND ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Memorialization	Industrial Technologies	SGK Brand Solutions	Corporate and Non-Operating	Consolidated
Reported sales for the three months ended December 31, 2024	$190,486	$80,533	$130,823	$—	$401,842
Changes in foreign exchange translation rates	85	396	700	—	1,181
Constant currency sales for the three months ended December 31, 2024	$190,571	$80,929	$131,523	$—	$403,023

Reported adjusted EBITDA for the three months ended December 31, 2024	$36,612	$1,832	$12,292	$(10,713)	$40,023
Changes in foreign exchange translation rates	15	26	97	(44)	94
Constant currency adjusted EBITDA for the three months ended December 31, 2024	$36,627	$1,858	$12,389	$(10,757)	$40,117

Matthews International Reports Results for Fiscal 2025 First Quarter

February 6, 2025
NET DEBT AND NET DEBT LEVERAGE RATIO RECONCILIATION (Unaudited)
(Dollars in thousands)

	December 31, 2024	September 30, 2024

Long-term debt, current maturities	$7,260	$6,853
Long-term debt	801,951	769,614
Total debt	809,211	776,467

Less: Cash and cash equivalents	(33,513)	(40,816)

Net Debt	$775,698	$735,651

Adjusted EBITDA (trailing 12 months)	$199,698	$205,157

Net Debt Leverage Ratio	3.9	3.6

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